Exhibit 99.1

Syntel Reports First Quarter 2012 Financial Results

Highlights:

•	Q1 revenue of $170.7, up 17% from year-ago quarter, down 1% sequentially

•	Q1 EPS of $0.98 per diluted share, up 62% from year-ago quarter, down 7% sequentially

•	Q1 cash & short term investments of $334.4M

•	Global Headcount of 19,659 on March 31, 2012, up 12% versus prior year

TROY, Mich. – April 19, 2012 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO) firm, today announced financial results for the first quarter, ended March 31, 2012.

First Quarter Financial Highlights

Syntel’s revenue for the first quarter increased 17 percent to $170.7 million, compared to $145.4 million in the prior-year period, and decreased one percent sequentially from $172.4 million in the fourth quarter of 2011. During the first quarter, Applications Outsourcing accounted for 75 percent of total revenue, with Knowledge Process Outsourcing (KPO) at 15 percent, e-Business contributing eight percent and TeamSourcing at two percent.

The Company’s gross margin was 41.8 percent in the first quarter, compared to 35 percent in the prior-year period and 42.1 percent in the fourth quarter of 2011. Selling, General and Administrative (SG&A) expenses were 15.8 percent of revenue in the first quarter, compared to 16.9 percent in the prior-year period and 11.4 percent in the previous quarter.

The first quarter income from operations was 26.1 percent of revenue as compared to 18 percent in the prior-year period and 30.7 percent in the fourth quarter. The sequential reduction in operating margin primarily reflects the impact of balance sheet translations and the appreciation in the Indian rupee during the first quarter.

Net income for the first quarter was $40.7 million or $0.98 per diluted share, compared to $25 million or $0.60 per diluted share in the prior-year period and net income of $44 million or $1.05 per diluted share in the fourth quarter of 2011.

During Q1, Syntel spent $4.5 million in CAPEX, largely in support of campus infrastructure, and finished the quarter with cash and short-term investments of $334.4 million. The Company also added 175 net employees, ending the quarter with 19,659 employees globally.

Operational Highlights

“Our company’s commitment to its customers yielded benefits during the quarter,” said Syntel CEO and President Prashant Ranade. “Year-over-year revenue growth of 17% in the first quarter positions us well to meet our goals for 2012. While we are mindful of the global backdrop, we saw stable trends for client spending during the quarter and building pipelines.”

“Syntel’s commitment to providing value to our customers guides our plans for investment in our business,” said Ranade. “We remain on track with hiring and infrastructure build-outs and expect to make additional investment as 2012 progresses.”

“During the first quarter, we were pleased to see growth from clients six through 20 continue to outpace that of the company overall. We think our investments in value-added horizontal solutions coupled with our deep domain expertise will help us develop these relationships over the long-term. In addition to the innovation we deliver, our customer-centric culture will be a key success factor as we look to help all our clients meet their internal objectives and derive value from their IT investment.”

2012 Guidance

Based on current visibility levels and an exchange rate assumption of 51.80 Indian Rupees to the dollar, the Company currently expects 2012 revenue of $730 to $755 million and EPS in the range of $3.40 to $3.65.

Syntel to Host Conference Call

Syntel will discuss its first quarter 2012 results today on a conference call at 10:00 a.m. (EDT). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until April 26, 2012 by dialing (855) 859-2056 and entering “72301028”. International callers may dial (404) 537-3406 and enter the same passcode.

About Syntel

Syntel (Nasdaq:SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2008 certified. As of March 31, 2012, Syntel employed more than 19,000 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

AsiaPac: Suruchi Sharma, Syntel, +91 9833691415, suruchi_sharma@syntelinc.com

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT SHARE DATA)

	THREE MONTHS ENDED MARCH 31,
	2012	2011
Net revenues	$170,744	$145,372
Cost of revenues	99,292	94,560

Gross profit	71,452	50,812
Selling, general and administrative expenses	26,946	24,623

Income from operations	44,506	26,189
Other income, principally interest	8,289	6,119

Income before income taxes	52,795	32,308
Income tax expense	12,050	7,259

Net income	$40,745	$25,049

Other Comprehensive Income, Net of tax
Foreign currency translation adjustments	16,012	3,036
Unrealized gains on securities:
Unrealized holding gains arising during period	272	229
Less: reclassification adjustment for gains included in net income	(177)	(192)

	95	37
Defined benefit pension plans:
Prior service cost arising during period
Net loss arising during period	(4)	10
Less: amortization of prior service cost included in net periodic pension cost	9	—

	5	10

Other comprehensive income, before tax	16,112	3,083
Income tax expenses related to Other Comprehensive Income	(31)	(2)

Other comprehensive income, net of tax	16,081	3,081

Comprehensive Income	56,826	28,130

Dividend per share	$0.06	$0.06
EARNINGS PER SHARE:
Basic	$0.98	$0.60
Diluted	$0.98	$0.60
Weighted average common shares outstanding:
Basic	41,653	41,579

Diluted	41,765	41,711

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	March,31	December,31
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$83,849	$104,628
Short term investments	250,549	215,798
Accounts receivable, net of allowance for doubtful accounts of $1,727 and $2,409 at March 31, 2012 and December 31, 2011, respectively	96,544	88,573
Revenue earned in excess of billings	15,480	5,131
Deferred income taxes and other current assets	54,662	46,353

Total current assets	501,084	460,483
Property and equipment	189,824	179,576
Less accumulated depreciation and amortization	80,154	73,574

Property and equipment, net	109,670	106,002
Goodwill	906	906
Non current Term Deposits with Banks	136	130
Deferred income taxes and other non current assets	31,780	29,727

	$643,576	$597,248

LIABILITIES
Current liabilities:
Accrued payroll and related costs	$36,658	$45,949
Income taxes payable	5,711	3,080
Accounts payable and other current liabilities	36,068	35,341
Deferred revenue	5,823	9,692

Total current liabilities	84,260	94,062
Other non current liabilities	10,946	9,997

Total liabilities	95,206	104,059
SHAREHOLDERS’ EQUITY
Total shareholders’ equity	548,370	493,189

Total liabilities and shareholders’ equity	$643,576	$597,248